UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 20, 2014

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ACUITY BRANDS, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-16583	58-2632672
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., N.E., Suite 2300, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 404-853-1400
None
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2014, the Board of Directors (“Board”) of Acuity Brands, Inc. (the “Company”) increased the size of the Board from nine to ten members and elected James H. Hance, Jr. to the Board. Mr. Hance was appointed to the class of directors whose term expires at the annual meeting for fiscal year 2015 and appointed to the Governance and Audit Committees.
Mr. Hance is an operating executive of The Carlyle Group (“Carlyle”) and serves on its board of directors. Prior to joining Carlyle in 2005, Mr. Hance was the former Chief Financial Officer and former Vice Chairman and member of the board of Bank of America where he spent 18 years. He is a certified public accountant and worked for Price Waterhouse (now PricewaterhouseCoopers) for 17 years. Mr. Hance is currently a director of Duke Energy Corporation, Cousins Properties, Inc., and Ford Motor Company.
The Board determined that Mr. Hance was qualified to serve as a director on the Company’s Board due to his extensive management, operational, and financial expertise, as well as his service on other public company boards.
Mr. Hance will participate in the standard non-employee director compensation arrangements described in the Company’s 2013 proxy statement. In accordance with the standard compensation arrangements, the Board of Directors approved a one-time restricted stock award for Mr. Hance with a value of $20,000 under the Corporation’s 2012 Omnibus Stock Incentive Compensation Plan. The stock award will vest ratably over three years. Additionally, the Company has entered into its standard form of Indemnification Agreement with Mr. Hance that provides for the Company to indemnify directors against all expenses (as defined in the agreement), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director and arising out of the director’s service. The Form of Indemnification Agreement was previously filed with the Commission in a Form 8-K on February 9, 2010.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: August 21, 2014

ACUITY BRANDS, INC.

By:	/s/ Richard K. Reece
Richard K. Reece
Executive Vice President and Chief Financial Officer